Exhibit 10.2
PARTNERS FOR GROWTH, LLC
180 PACIFIC AVENUE
SAN FRANCISCO, CALIFORNIA 94111
(415) 912-5899
Facsimile: (415) 781-0510
ancirew@pfgrowth.com
December 19, 2007
XATA Corporation
151 E. Cliff Road, Suite 10
Burnsville, MN 55337
Attention: Mark Ties, Chief Financial Officer
Dear Mark:
     Subject to the terms and conditions set forth herein and in the attached Term Sheet (the “Proposed Terms”), Partners for Growth II, L.P. (“PfG”) hereby commits to make a term loan in the principal amount of $8,000,000 (the “Loan”) to XATA Corporation (the “Borrower”).
     The commitment of PfG to make the Loan is subject at all times to: (a) the truth, accuracy and completeness of all representations and warranties made and information delivered to, PfG, (b) the negotiation, execution and delivery of definitive documentation (including without limitation, a Loan and Security Agreement) for the financing on or prior to the closing of the Company’s pending acquisition (the “Funding Deadline”), consistent with the Proposed Terms and otherwise satisfactory to PfG and its counsel, and (c) no change, occurrence or development shall have occurred (prior to or after the date hereof) that has had or could reasonably be expected to have a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or result in a material impairment of the rights and remedies of PfG under any loan documentation.
     The Loan and Security Agreement and related documents will incorporate terms consistent with those outlined above and in the Proposed Terms, together with such representations and warranties, events of default, and additional conditions to closing as are customary or as may be reasonably required by PfG.
     If this letter is in accordance with your understanding of our agreement, please indicate your acceptance by signing below and returning this letter and the attached Proposed Terms to PfG, Attention to Andrew Kahn, by Friday, December 21, 2007 (the “Acceptance Deadline”).
     This commitment shall terminate automatically if this letter is not executed by the Borrower and returned to PfG on or prior to the Acceptance Deadline.

December 19, 2007

     Any alterations or changes to this letter or the attached Proposed Terms shall only be effective if acknowledged in writing by both the Borrower and PfG.
     This letter may be executed in two or more counterparts, and will become effective when counterparts have been executed by PfG and the Borrower.

Very truly yours,

Partners for Growth II, L.P.

/s/ Andrew Kahn Andrew Kahn	/s/ Jason Georgatos Jason Georgatos
Manager	Manager
Accepted this 19 day of
December, 2007.

XATA Corporation
By	/s/ Mark E. Ties
Its Chief Financial Officer

PfG/XATA Term Sheet — December 19, 2007
PARTNERS FOR GROWTH, LLC
180 PACIFIC AVENUE
SAN FRANCISCO, CALIFORNIA 94111
(415) 912-5899
Facsimile: (415) 781-0510
ancirew@pfgrowth.com
Via Electronic Mail
December 19, 2007
Mr. Mark Ties
Chief Financial Officer
XATA Corporation
151 E. Cliff Road, Suite 10
Burnsville, MN 55337
Dear Mark:
It is our pleasure to express the interest of Partners for Growth II, L.P. (“PfG”) in providing XATA Corporation (the “Borrower” or the “Company”) with an $8,000,000 financing package to support the Company’s pending acquisition. The proposed financing along with the senior bank facility provides for 100% financing of the Company’s proposed $18 million acquisition. Our subordinated debt would be structured as primarily an interest only financing to enable the company time to generate cash flow and can be refinanced any time without penalty when the Company pursues additional financing in the future. We understand the Company needs to move quickly to close the proposed acquisition and are willing to endeavor to close the deal within 20 days from the receipt of a signed term sheet.
Subordinate Acquisition Term Loan:

Security:	Term Loan

Commitment Amount:	$8,000,000, funded upon the close of the acquisition to purchase the target company identified to PfG by the Borrower.

Maturity:	48 months.

Repayment:	Interest only monthly for the first 36 months; quarterly principal payments of $1,000,000 in year four with the balance due at maturity.

Amortization Trigger:	If Borrower falls below the Liquidity Ratio (defined below), PfG has the right but not the obligation to amortize the loan as if it were a three year loan with equal monthly principal payments of $222,222. For example, if the Company fell below the Liquidity

Ratio 3 months after the close of the deal, and we chose to exercise the amortization, then the Company would owe us $666,666 with the balance of the loan due in equal monthly principal payments, plus interest, over the following 33 months. Any payments under the Amortization Trigger must either be paid to PfG or to reduce the senior SVB debt (at the discretion of the senior lender).

Liquidity Ratio: Borrower to maintain a minimum Adjusted Quick Ratio of 0.75 : 1.00, defined as (Cash at SVB + Eligibal A/R) divided by (SVB Debt + PfG Debt). This ratio will increase to 1.00: 1.00 as of 6/30/09.

Interest Rate:	14.5% fixed.

Interest Rate Reset:	If Borrower achieves 105% of its revenue and EBITDA forecast (based on the new forecast provided to SVB and PfG on November 9th) for the quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 then the interest rate would be reduced from 14.5% to 11% fixed.

Commitment Fee:	2.0% of the Commitment Amount payable upon the funding of the deal.

Warrants:	See Warrant Term Sheet.

Prepayment Penalty:	None.

Security:	Blanket security interest in all the assets of the Company subject only to a senior security interest by Silicon Valley Bank (“SVB”) in the amount of $10,000,000. SVB and PfG have a standard, pre-negotiated subordination agreement that would be entered into at closing.

Financial Reporting:	Monthly financial statements and compliance certificates, within 30 days.

Monthly A/R and A/P Agings, within 30 days

Monthly deferred revenue schedules, within 30 days

Audited financial statements, within 120 days

Annual board approved plan, as soon as available

Upon PfG’s request, copies of all reporting provided to SVB.

For the first two quarters after closing, all monthly reporting would be due within 15 days of month end.

Financial Covenants:

Tangible Net Worth Ratio (“TNW”), defined as net worth less intangible assets. At all times, and measured monthly, starting with 3/31/08, the borrower’s Tangible Net Worth must be higher than $1,000,000 below borrower’s TNW as of the close of borrower’s acquisition of Geologic Solutions, Inc., with such minimum TNW requirement increasing by $1,500,000 beginning with the month ending 9/30/08. In addition, beginning with the month ending 3/31/09, the minimum TNW requirement shall increase by 50% of quarterly Net Income for the quarter ending 3/31/09 and for each quarter ending thereafter, with the minimum TNW requirement being adjusted quarterly.

Modified EBITDA: borrower’s EBITDA — Taxes — Distributions — Unfinanced Capex (“MEBITDA”) for January 2008, January through February 2008, and January through March 2008, must not be less than ($1,000,000).

FCCR Covenant: defined as (MEBITDA / Interest + Mandatory Principal Pmts) of not less than 1.25:1.00 on a trailing twelve month basis, starting 12/31/08, monitored quarterly thereafter.

Documentation:	PfG’s customary documentation.

Conditions of Funding:	Borrower closes the acquisition of the identified target company within 60 days of closing of the PfG facility. If the acquisition is not consummated, then our financing commitment will terminate and the warrant will be returned to the Company. The Company will only be responsible for our out of pocket expenses including primarily legal fees associated with the preparation and negotiation of the documents.

Expenses:	Borrower would pay all of PfG’s out-of-pocket fees, charges, costs and expenses in connection with the loan.

Confidential:	This letter is delivered to you with the understanding that neither it nor its substance shall be disclosed publicly or privately to any third person. Exceptions to this confidentiality agreement are those who are in a confidential relationship to you, such as legal counsel, senior management and members of the Borrower’s Board of Directors, or where disclosure is required by law and then only on a basis that it not be further disclosed.

If the terms and conditions described above are acceptable, please so indicate by signing this letter and returning the same, together with a check for $25,000 which shall constitute a non refundable “Due Diligence Fee”, to the attention of the undersigned by 5:00 p.m. Pacific Time, December 21, 2007. The Due Diligence Fee will be applied to the Commitment Fee upon the funding of the loan. If the loan is not funded then the Due Diligences Fee would be applied to PfG’s costs and expenses with any balance being returned to the Company.
Very truly yours,
Partners for Growth II, L.P.

/s/ Andrew Kahn	/s/ Jason Georgatos
Andrew Kahn	Jason Georgatos
Manager	Manager
Agreed to and accepted this 19 day of December, 2007.

XATA Corporation
By:	/s/ Mark E. Ties
	Name:	Mark E. Ties

PfG/XATA Warrant Term Sheet
WARRANT TERM SHEET

Type of Security and Consideration:	Partners for Growth II L.P. (“PfG” or “Holder”) shall purchase for $8,382 a warrant (the “Warrant”) to purchase 457,144 shares of Common Stock (the “Warrant Shares”) of XATA Corporation (the “Company”). The Warrant may be exercised in whole or in part.

Exercise Price:	The lower of $3.50 per share or the average closing price in the 5 trading days prior to the close of the deal.

Term of Warrant:	5 years from the close of the deal.

Adjustment of Number and Kind of Shares and Price Protection:

(1) Split, Subdivision, Combination, or Stock Dividend:	In the event of a split, subdivision, stock dividend or combination with respect to Common Stock, the Exercise Price and the number of shares issuable upon exercise of the Warrant shall be proportionately adjusted.

(2) Treatment of Warrant At Acquisition:	In the event of any reclassification of capital stock, or any reorganization, consolidation or merger of the company, as a condition to the completion of such transaction the Company shall procure the issue of a new warrant to Holder for the number and kind of securities receivable upon such reclassification, reorganization, consolidation or merger by a holder of Company stock. The Company shall give Holder sufficient notice to exercise rights under its Warrant. If the Company is not able to procure a new Warrant then the Warrant may be purchased by the Company for fair value, which shall be determined using a Black-Scholes Option-Pricing Model.

Assignment:	PfG may assign / transfer the Warrant subject to compliance with applicable securities laws.

Exchange of Warrant For Common Stock:	The Holder shall be entitled to require the Company to accept an exchange of such Holder’s Warrant for that number of shares of the Company’s Common Stock obtained by dividing (x) the value of the Warrant (determined by subtracting the aggregate Exercise Price of the Warrant from the aggregate highest fair market value of the shares in the three months prior to the exchange of the number of shares of Common Stock issuable upon exercise of the Warrant), by (y) the highest fair market value of one share in the three months prior to the exchange of Common Stock immediately prior to the exchange.

Optional Exercise of Warrant for Cash:	Holder may, at its option, exercise the Warrant by tendering cash to pay the Exercise Price.

Automatic Exercise of the Warrant:	The Warrant shall be automatically exchanged for common stock immediately before it expires, if not previously exchanged or exercised, and if the fair market value of one share of the Company’s Common Stock is greater than the Warrant Exercise Price. This would be done through a cashless exchange as described in the Exchange of Warrant for Common Stock section above.

Protective Provision:	If the Company issues additional capital stock (including preferred and common stock, warrants, other securities convertible into such stock or any combinations of the foregoing) (“Additional Stock”) to holders of preferred stock outstanding on the date the Warrant is issued in an amount greater than 5% of the existing outstanding preferred shares (on an as if converted basis) and upon terms providing a discount to fair market value of 30% or greater (calculated on an as if converted to common basis), then PfG would receive a Proportional Increase in the Warrant Shares, up to an increase of 100% of Warrant Shares. The following will be excluded from this provision: (i) existing preferred stock (but not cash) dividends, and (ii) structural anti dilution events (for which an adjustment is in fact made under the Warrant). “Proportional Increase” means an amount equal to the percentage increase of shares held by such holders of preferred stock (calculated on an as if converted to common basis) following the issuance of Additional Stock. Fair market value shall be the lesser of (i) the closing price of the company’s common stock on the Nasdaq stock market (or such other exchange or listing service on which the company’s common stock is quoted), and (ii) any trailing average of the closing price of the company’s common stock up to 20 trading days.

Registration Rights:	None.

Warrant Purchase Agreement:	The Company and each Holder shall execute, in PfG’s discretion, either a Warrant Purchase Agreement and Warrant, or an all-inclusive Warrant. In either case, the Warrant documentation shall contain, among other things, customary representations and warranties by the Company, covenants of the Company (including without limitation, the giving of notices and the duty to make fair adjustments) reflecting the provisions set forth herein, securities compliance representations by PfG and appropriate conditions to closing.

Opinion of Counsel:	If the Warrant/Warrant Purchase Agreement are to be governed other than by the laws of the State of California or Delaware, the Warrant Purchase Agreement/Warrant shall provide for delivery to PfG of a legal opinion of Company counsel dated as of the date of the Closing, in a form and substance acceptable to PfG, concerning due authorization and execution of the Warrant Purchase Agreement and the Warrant and valid reservation of the shares of Common Stock issuable upon exercise of the Warrant.

Costs:	The Company shall pay all costs and expenses incurred in connection with the exercise, exchange, transfer or replacement of the Warrant, including, without limitation, the costs of preparation, execution and delivery of a new warrant and of stock certificates representing all Warrant stock.

Fees and Expenses:	The Company will bear its own legal expenses with respect to the issuance of the warrants, and will reimburse PfG for its expenses.

ACKNOWLEDGED AND
AGREED TO:

XATA Corporation

BY:	/s/ Mark E. Ties
	NAME:	Mark E. Ties
	TITLE:	Chief Financial Officer
	DATE:	December 19, 2007
Partners for Growth II, L.P.

/s/ Andrew Kahn Andrew Kahn	/s/ Jason Georgatos Jason Georgatos
Manager	Manager